EXHIBIT 99.1

7961 Shaffer Parkway Suite 5 Littleton, CO 80127 Phone: 720-981-1185 Fax: 720-981-1186	Trading Symbol: VGZ Toronto and NYSE MKT Stock Exchanges

__________ NEWS __________

VISTA GOLD CORP. ANNOUNCES BINDING AGREEMENT TO SELL THE LOS CARDONES PROJECT TO INVECTURE GROUP

Denver, Colorado, October 7, 2013 - Vista Gold Corp. (“Vista” or the “Company”) (NYSE MKT and TSX: VGZ) today announced that it has signed a binding agreement to sell its debt and equity participation in the Los Cardones gold project in Baja California Sur, Mexico, to the Invecture Group (“Invecture”) for US$13 million.

The Los Cardones gold project (formerly known as Paredones Amarillos) is subject to a 2012 earn-in agreement between Invecture and Vista whereby Invecture could earn a 62.5% interest in the project by completing certain activities.  The agreement announced today will result in the termination of that earn-in agreement and the sale of 100% of its debt and equity participation in the project to Invecture for US$13 million (US$7 million of which will be paid at closing and US$6 million of which will be paid in January 2014).  The agreement provides that Invecture has the option to elect, in its discretion, to not make the second payment of US$6 million; in which case, Vista will retain the US$7 million already paid and the project.  The transaction is subject to a number of conditions, including receipt of any required regulatory approvals.  The agreement provides that the parties will execute the definitive documentation with respect to the  sale of the project by October 16, 2013, or such other date mutually agreed to by the parties.

Proceeds from the completed sale are anticipated to fund Vista’s operations substantially through 2014.  Approximately half of the proceeds will be used to reduce the outstanding balance of Vista’s term loan with Sprott Resource Lending Partnership, resulting in an expected reduction of Vista’s monthly interest payments by Cdn$40,000.

Frederick H. Earnest, President and Chief Executive Officer, said, “The sale of the Los Cardones gold project is consistent with Vista’s strategy to raise capital through the sale of non-core assets.  This transaction preserves our shareholders’ exposure and leverage to Vista’s two core assets (the Mt. Todd gold project and Vista’s ownership of Midas Gold Corp.) without diluting our shareholders.”

Vista continues to list its Colomac mill equipment for sale through AM King Industries.  A successful sale could provide sufficient additional capital for Vista to fund itself beyond 2014, complete the Feasibility Study of the Mt. Todd gold project, and fully repay its term loan with Sprott.

About Vista Gold Corp.

Vista is a gold company currently conducting a strategic review of its portfolio of gold assets, and is focused on advancing its flagship Mt. Todd gold project in Northern Territory, Australia. Vista’s portfolio of assets also includes a 24.9 % holding in Midas Gold Corp., the Guadalupe de los Reyes gold/silver project in Mexico (a preliminary economic assessment was completed in March 2013), the Awak Mas gold project in Indonesia  (One Asia Resources Ltd. working to earn an 80% interest), the Long Valley gold project in California and a royalty on the Amayapampa gold project in Bolivia (being advanced by LionGold). For more information about our projects, including technical studies and resource estimates, please visit our website at www.vistagold.com.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the U.S. Securities Act of 1933, as amended, and U.S. Securities Exchange Act of 1934, as amended, and forward-looking information within the meaning of Canadian securities laws. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that Vista expects or anticipates will or may occur in the future, including such things as, completion of the sale of the Los Cardones gold project, the termination of the earn-in right agreement, the use of proceeds from such sale (the expected results of such use of proceeds), the impact of the potential sale of the Colomac mill equipment, and other such matters are forward-looking statements and forward-looking information. The material factors and assumptions used to develop the forward-looking statements and forward-looking information contained in this press release include the following:  mineral reserve estimates, terms and conditions of our agreements with contractors and our approved business plans, management’s assessment of potential transactions and strategic options, and the Company’s ability to cut costs and improve liquidity.  When used in this press release, the words “optimistic,” “potential,” “indicate,” “expect,” “intend,” “plans,” “hopes,” “believe,” “may,” “will,” “if,” “anticipate,” and similar expressions are intended to identify forward-looking statements and forward-looking information.  These statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Vista to be materially different from any future results, performance or achievements expressed or implied by such statements.  Such factors include, among others, ability to settle definitive agreement to sell the Los Cardones gold project, ability to obtain any necessary regulatory approvals for such transaction, reliance on Invecture to complete its obligations  under its agreements with Vista, uncertainty of resource and reserve estimates, estimates of results based on such resource and reserve estimates; risks relating to completing metallurgical testing; risks relating to cost increases for capital and operating costs;  risks related to the timing and the ability to obtain the necessary permits, risks of shortages and fluctuating costs of equipment or supplies; risks relating to fluctuations in the price of gold; the inherently hazardous nature of mining-related activities; potential effects on Vista’s operations of environmental regulations in the countries in which it operates; risks due to legal proceedings; risks relating to political and economic instability in certain countries in which it operates; as well as those factors discussed under the headings “Note Regarding Forward-Looking Statements” and “Risk Factors” in Vista’s Annual Report Form 10-K as filed on March 14, 2013 and other documents filed with the U.S. Securities and Exchange Commission and Canadian securities regulatory authorities.  Although Vista has attempted to identify important factors that could cause actual results to differ materially from those described in forward-looking statements and forward-looking information, there may be other factors that cause results not to be as anticipated, estimated or intended.  Except as required by law, Vista assumes no obligation to publicly update any forward-looking statements or forward-looking information; whether as a result of new information, future events or otherwise.

For further information, please contact Connie Martinez at (720) 981-1185, or visit the Company’s website at www.vistagold.com.